                           ASSETS PURCHASE AGREEMENT

                           dated as of June 26, 1998

                                    between

                                CC COAL COMPANY
                                  (Purchaser)


                                      and


                          ADDINGTON ENTERPRISES, INC.
                                    (Seller)

                               TABLE OF CONTENTS
                               -----------------


                                                                      Page
                                                                      ----
Article 1 - Definitions..............................................   1
    1.1   Definitions................................................   1
    1.2   Additional Terms...........................................   2

Article 2 - Purchase and Sale........................................   2
    2.1   Purchase of the Assets.....................................   2
    2.2   Purchase Price.............................................   3
    2.3   Allocation of Purchase Price...............................   3
    2.4   Assumption of Bond and Permit Liability....................   3
    2.5   Assumed Liabilities........................................   3

Article 3 - Representations and Warranties of Seller.................   3
    3.1  Encumbrances................................................   3
    3.2  Organization................................................   3
    3.3  Authority...................................................   3

Article 4 - Representations and Warranties of Purchaser..............   4
    4.1  Organization................................................   4
    4.2  Authority...................................................   4

Article 5 - Conditions to Obligations of Purchaser...................   4
    5.1  No Material Adverse Change..................................   4
    5.2  Statutory Requirements......................................   4
    5.3  Deliveries..................................................   4
    5.4  Closing.....................................................   4
    5.5  Representations, Warranties and Covenants...................   4
    5.6  Financing...................................................   4

Article 6 - Conditions to Obligations of Seller......................   5
    6.1  Representations, Warranties and Covenants...................   5
    6.2  Statutory Requirements......................................   5
    6.3  Deliveries..................................................   5
    6.4  Closing.....................................................   5

Article 7 - Miscellaneous............................................   5
    7.1  Notices.....................................................   5
    7.2  Waivers.....................................................   6
    7.3  Expenses....................................................   6
    7.4  Headings; Interpretation....................................   6

                                      (i)

    7.5  Annexes and Schedules.......................................   6
    7.6  Entire Agreement............................................   6
    7.7  Governing Law...............................................   6
    7.8  Brokers.....................................................   6
    7.9  Counterparts................................................   7
    7.10 Severability................................................   7
    7.11 Benefit and Binding Effect..................................   7
    7.12 Risk of Loss................................................   7
    7.13 Further Assurances..........................................   7
    7.14 Prorations and Adjustments..................................   7
    7.15 Sales and Transfer Taxes and Fees...........................   7

                                     (ii)

                           ASSETS PURCHASE AGREEMENT
                           -------------------------


     This is an Assets Purchase Agreement (this "Agreement"), dated June 26, 1998, between (i) CC Coal Company ("Purchaser"), a Kentucky corporation and (ii) Addington Enterprises, Inc., ("Seller"), a Kentucky corporation.

                                    RECITALS
                                    --------

     A. Seller wishes to sell, and Purchaser wishes to purchase, upon the terms and conditions set forth in this Agreement, certain assets of Seller.

     B. This Agreement is the definitive acquisition agreement contemplated by and among the parties.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   Article 1
                                  Definitions
                                  -----------

      1.1 Definitions.  As used in this Agreement, the following terms shall
          -----------
have the following meanings:

          (a) "Assets" shall mean the Seller's assets described on Schedules 1.1(g), 1.1(i)(1), (i)(2), (i)(3), (m), (o)(1), and (o)(2), being the Contracts,
Equipment, Permits, and Real Property.

          (b) "Assignment of Contracts" shall mean the Assignment of Contracts, substantially in the form attached hereto as Annex 1.1(b), pursuant to which Seller shall assign the Contracts to Purchaser.

          (c) "Assignment of Leases" shall mean the Assignment of Leases, substantially in the form attached hereto as Annex 1.1(c), pursuant to which Seller shall assign to Purchaser the various leases of that portion of the Real Property which Seller leases.

          (d) "Bill of Sale" shall mean the Bill of Sale, substantially in the form attached hereto as Annex 1.1(d), pursuant to which Seller shall transfer to Purchaser the Equipment and any other tangible personal property included in the Assets, and Seller shall transfer to Purchaser the Permits.

          (e) "Closing" shall mean the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 9.

          (f) "Closing Date" shall mean June 29, 1998, or such other date to which the parties may mutually agree.

          (g) "Contracts" shall mean all agreements, contracts and commitments listed on Schedule 1.1(g).

          (h) "Deeds" shall mean the Deeds, substantially in the form attached hereto as Annex 1.1(h), pursuant to which Seller shall convey to Purchaser the tracts of Real Property which are owned by Seller.

          (i) "Equipment" shall mean Seller's furniture, fixtures, machinery, equipment and other tangible personal property, as described on Schedules 1.1(i)(1), (2) and (3), together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable.

          (j) "Liabilities" shall mean all accounts payable, notes payable, liabilities, commitments, indebtedness or obligations of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, direct or indirect, arising from or relating to the ownership or operation of the Assets.

          (k) "Material" (whether or not capitalized) shall include any matter which might influence Purchaser's decision to consummate the transactions contemplated herein.

          (l) "Other Agreements" shall mean the Assignment of Contracts, Assignment of Leases, Bill of Sale and Deeds, and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in, this Agreement for the consummation of the transactions contemplated hereby.

          (m) "Permits" shall mean all permits, licenses, franchises, approvals, certificates or authorizations of any federal, state or local governmental or regulatory body required in order to permit Seller to own and operate the Assets, as described on Schedule 1.1(m).

          (n) "Person" shall mean any person, firm, trust, partnership, corporation or other business entity.

          (o) "Real Property" shall mean all real estate owned of record by Seller, or leased or used by it, a description of which, including a brief description of all structures and improvements located thereon, is set forth on Schedules 1.1(o) (1) and (2).

      1.2 Additional Terms.  Other capitalized terms used in this Agreement but
          ----------------
not defined in Section 1.1 above shall have the meanings ascribed to them wherever such terms first appear in this Agreement; or, if no meanings are so ascribed, the meanings customarily associated with such terms in the coal mining industry.

                                   Article 2
                               Purchase and Sale
                               -----------------

      2.1 Purchase of the Assets.  Subject to the terms and conditions of this
          ----------------------
Agreement, Seller hereby agrees to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to pur chase from Seller all the Assets.

      2.2 Purchase Price.  The purchase price (the "Purchase Price") for the
          --------------
Assets shall be Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), which shall be paid in cash or cash equivalent in immediately available funds at the Closing.

      2.3 Allocation of Purchase Price.  The Purchase Price shall be allocated
          ----------------------------
among the Assets as set forth on Schedule 2.3 hereto. Purchaser and Seller shall report the transactions con templated herein for all tax purposes in accordance with such allocation and, in any proceeding related to the determination of any tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

      2.4 Assumption of Bond and Permit Liability.  At Closing, Seller shall
          ---------------------------------------
turn over to Purchaser all Seller's files relating to the Permits. Purchaser shall prepare all documents necessary, and Seller and Purchaser shall cooperate, and Purchaser shall take such action as may be reasonably requested to cause the Permits to be transferred to Purchaser and to obtain the approvals of the regulatory authorities for such transfers, but no action shall be taken which would have the effect of violating the applicant violator system regulations or interpretations of the Office of Surface Mining and/or "permit blocking" Purchaser by any such transfer. To that end, Purchaser shall submit to the regulatory authorities, within thirty (30) days of Closing, applications to transfer the Permits to Purchaser and diligently pursue the same. Purchaser shall assume at Closing all responsibilities associated with the Permits, including but not limited to all reclamation responsibility with respect to the Permit sites and related regulatory approvals. The Permits and the associated reclamation status are accurately reflected on Schedule 2.4(a). Purchaser shall, within thirty (30) days of Closing, submit bonds for replacement of the reclamation bonds and security therefor associated with the Permits, specifically those bonds as listed on Schedule 2.4 (b) (the "Bonds"). After Closing, Purchaser, provided Purchaser shall first have submitted bonds in replacement of the Bonds, may operate under the Permits prior to approval of their transfer (and whether or not the Bonds have then been released), and shall indemnify and hold Seller harmless from any liability with respect thereto.

      2.5 Assumed Liabilities.  In addition to the liability assumed by
          -------------------
Purchaser pursuant to Section 2.4, Purchaser hereby assumes all of the Liabilities.

                                   Article 3
                    Representations and Warranties of Seller
                    ----------------------------------------

      3.1 Encumbrances.  Seller represents and warrants to Purchaser that Seller
          ------------
has not created any lien, mortgage, pledge, charge or other encumbrances upon any of the Assets.

      3.2 Organization.  Purchaser is a corporation duly organized and validly
          ------------
existing under the laws of the Commonwealth of Kentucky, and has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

      3.3 Authority.  Purchaser has full right, power, authority and capacity to
          ---------
execute and deliver this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes valid and legally binding obligations of Purchaser, enforceable in accordance with its terms.

                                   Article 4
                  Representations and Warranties of Purchaser
                  -------------------------------------------

     Purchaser represents and warrants to Sellers as follows:

      4.1 Organization.  Purchaser is a corporation duly organized and validly
          ------------
existing under the laws of the Commonwealth of Kentucky, and has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

      4.2 Authority.  Purchaser has full right, power, authority and capacity to
          ---------
execute and deliver this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes valid and legally binding obligations of Purchaser, enforceable in accordance with its terms.

                                   Article 5
                     Conditions to Obligations of Purchaser
                     --------------------------------------

     The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

      5.1 No Material Adverse Change.  There shall not have occurred any
          --------------------------
material adverse change since the date of this Agreement to the Assets.

      5.2 Statutory Requirements.  All statutory requirements for the valid
          ----------------------
consummation by Purchaser of the transactions contemplated by this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by Purchaser of the transactions contemplated by this Agreement, and to permit Purchaser to use and operate the Assets in the same manner as Seller in all material respects immediately following the Closing, shall have been obtained.

      5.3 Deliveries.  At or before the Closing, Seller shall have made all of
          ----------
its deliveries contemplated in this Agreement.

      5.4 Closing.  The Closing shall occur on or before June 29, 1998, or such
          -------
other date as the parties may mutually agree.

      5.5 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Purchaser contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement.

      5.6 Financing.  Purchaser shall have arranged financing with such lenders,
          ---------
in such amounts, at such rates, and upon such terms as Purchaser deems, in Purchaser's sole discretion, necessary and sufficient to consummate the transactions contemplated in this Agreement.

                                   Article 6
                      Conditions to Obligations of Seller
                      -----------------------------------

     The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction of the following conditions at or before the Closing:

      6.1 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Purchaser contained herein shall be true on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement.

      6.2 Statutory Requirements.  All statutory requirements for the valid
          ----------------------
consummation by Sellers of the transactions contemplated by this Agreement shall have been fulfilled, and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained.

      6.3 Deliveries.  At or before the Closing, Purchaser shall have made all
          ----------
of its deliveries contemplated in this Agreement.

      6.4 Closing.  The Closing shall occur on or before June 29, 1998, or such
          -------
other date as the parties may mutually agree.


                                   Article 7
                                 Miscellaneous
                                 -------------

      7.1 Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be deemed to have been duly given (a) if delivered in person and a receipt is given; or (b) if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

   (a)  If to Purchaser:

        CC Coal Company
        1500 North Big Run Road
        Ashland, Kentucky 41102
        Attention: Donald P. Brown

        with a copy to:

        Brown, Todd & Heyburn PLLC
        2700 Lexington Financial Center
        Lexington, Kentucky 40507
        Attention: Paul E. Sullivan

   (b)  If to Seller:

        Addington Enterprises, Inc.
        1500 North Big Run Road
        Ashland, Kentucky  41102
        Attention: Donald P. Brown

        with a copy to:

        Brown, Todd & Heyburn PLLC
        2700 Lexington Financial Center
        Lexington, Kentucky  40507
        Attention: Paul E. Sullivan

or if sent to such substituted address as any of the parties has given to the others in writing in accordance with this Section 10.1.

      7.2 Waivers.  No waiver or failure to insist upon strict compliance with
          -------
any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

      7.3 Expenses.  Each party shall assume its respective expenses incurred in
          --------
connection with the transactions contemplated by this Agreement.

      7.4 Headings; Interpretation.  The headings in this Agreement have been
          ------------------------
included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as appropriate.

      7.5 Annexes and Schedules.  The Annexes and Schedules to this Agreement
          ---------------------
are incorporated herein by reference and expressly made a part hereof.

      7.6 Entire Agreement.  All prior negotiations and agreements by and among
          ----------------
the parties hereto with respect to the subject matter hereof are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein or on an Annex or Schedule delivered in connection herewith.

      7.7 Governing Law.  This Agreement shall be governed by, and construed and
          -------------
interpreted in accordance with, the laws of the Commonwealth of Kentucky. Each party agrees that any action brought in connection with this Agreement against another shall be filed and heard in Boyd County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Boyd County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

      7.8 Brokers.  The parties covenant and agree with one another that they
          -------
have not dealt with any broker or finder in connection with any of the transactions contemplated in this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finders' fee in connection with these transactions. Each party shall indemnify and hold the other parties harmless from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due that broker or agent.

      7.9 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      7.10 Severability.  If any provision of this Agreement or its application
           ------------
will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

      7.11 Benefit and Binding Effect.  This Agreement shall be binding upon,
           --------------------------
and shall inure to the benefit of, Purchaser, Seller, and each of their successors and assigns; provided, however, that no party to this Agreement shall assign his or its rights or obligations hereunder without the express written consent of the other parties, which consent shall not be unreasonably withheld.

      7.12 Risk of Loss.  The risk of any loss or damage to any of the Assets by
           ------------
fire or any other casualty or cause shall be borne by Seller at all times through the Closing, and by Purchaser thereafter. If, prior to the consummation of the Closing, the Assets shall be damaged or destroyed to the extent that the cost of repair or replacement would exceed $100,000, either Seller or Purchaser may, at their election, terminate this Agreement and, upon such termination, no party to this Agreement shall have any further obligation hereunder to the others. If neither Seller nor Purchaser elects to terminate this Agreement pursuant to this Section 10.12, Purchaser shall be entitled to all insurance proceeds relating to the casualty to the Assets, and Seller shall not have any further liability to Purchaser as a result of such casualty.

      7.13 Further Assurances.  From time to time at another party's request and
           ------------------
without further consideration, a party shall execute and deliver such further instruments of conveyance, assignment and transfer, and take such other actions as the requesting party may reasonably request, in order to more effectively convey and transfer any of the Assets. In addition, any monies collected by a party which are due and payable to another party will be promptly remitted to such party upon receipt thereof.

      7.14 Prorations and Adjustments.  All income and operating expenses
           --------------------------
pertaining to the Assets shall be prorated as of the Closing Date, so that, as between Seller and Purchaser, Seller shall receive all revenues and be responsible for all expenses, costs and liabilities (including, but not limited to, ad valorem property taxes, lease payments, etc.) allocable to the period prior to the Closing Date, and Purchaser shall receive all revenues and be responsible for all expenses, costs and liabilities allocable to the Closing Date and thereafter.

      7.15 Sales and Transfer Taxes and Fees.  In connection with this Agreement
           ---------------------------------
and the transactions contemplated hereby, Purchaser shall be responsible for and pay any sales tax, recordation, filing fees, and real estate transfer taxes.
The parties will assist each other in the filing of all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable law, will join in the execution of any such tax returns or other documentation.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

                              ADDINGTON ENTERPRISES, INC.


                              By:
                                    -----------------------------

                              Title:
                                    -----------------------------

                              Date:
                                    -----------------------------


                              CC COAL COMPANY



                              By:
                                    -----------------------------

                              Title:
                                    -----------------------------

                              Date:
                                    -----------------------------

                                    ANNEXES


     1.1(b)  Assignment of Contracts
     1.1(c)  Assignment of Leases
     1.1(d)  Bill of Sale
     1.1(h)  Deeds



                                   SCHEDULES



     1.1(g)     Contracts
     1.1(i)(1)  Major Equipment Listing
     1.1(i)(2)  Buildings, Facilities & Other Structures
     1.1(i)(3)  Vehicle Listing
     1.1(m)     Mine License, Permits, Etc.
     1.1(o)(1)  Real Property Interests - Owned
     1.1(o)(2)  Real Property Interests - Leased
     2.3        Allocation of Purchase Price
     2.4(a)     Mine Permit & Reclamation Status
     2.4(b)     Bond Amounts in Place
     10.15      Prepaid Royalty Amounts

                          Additions Made at Closing to
                          ----------------------------
                       Schedules 1.1(i)(1) and 1.1(i)(2)
                       ---------------------------------

                                   BUILDINGS


Good Coal #1
------------

       Block lamphouse and locker room
       Metal office building
       Wooden storage building

Burnett:

       Block mine office and lamphouse
       Wooden storage building


Prep Plant
----------

       Block pumphouse
       Parts trailer/office trailer
       Wooden building located at head of refuse belt
       30' x 30' wooden addition to the construction shop
       12' x 30' trailer added to the construction shop
       Block pump building adjacent to office and warehouse

Good Coal #2
------------

       2 Metal Buildings

                                  TRANSFORMERS


3      Pole mounted transformers located above entries near water tank at Good
        Coal #1

3      Transformers located on ground pad at loadout for Good Coal #1

3      Rack mounted transformers located between Prep Plant & raw coal dump bin

3      Transformers on pad adjacent to clean coal stockpile

1      Pole mounted transformer located above Prep Plant

3      Pole mounted transformers located at head of refuse belt

1      Pole mounted transformer located at head of refuse belt

1      Rack mounted transformer for pump behind impoundment

3      Track mounted transformers at equipment shop

1      Pole mounted transformer at equipment shop

1      Pole mounted transformer at equipment shop for lights

3      Rack mounted transformers and switch adjacent to the loadout

1      Pad mounted transformer and switch adjacent to the loadout

1      Pole mounted transformer adjacent to the lab building


The above list of transformers was prepared by Purchaser's representatives. It is the parties' intent that all transformers on site and being used shall be transferred to Purchaser.

                                SCHEDULE 1.1(g)

                             Coal Sales Agreements
                             ---------------------


        Type       Date                                  Description
     Agreement
---------------------------------------------------------------------------------------------------

 1    Contract   10/16/89  Coal Term Contract No. 90P-20-T4 by and between Tennessee Valley
                           Authority (TVA) and Tom Coal Company, dated October 16, 1989.
                           Contract was assigned to Great Western Coal, Inc. on February 1, 1992, and subsequently acquired by New Horizons Holding, Inc. in a stock transaction with Great Western Resources, Inc. on August 15, 1995.
                           A renegotiation of the Contract was carried out and executed with TVA on January 26, 1996.  Contract was transferred to Addington
                           Enterprises, Inc. pursuant to Assignment and Assumption Agreement dated May 5, 1998.

                                SCHEDULE 1.1(g)

                                Other Agreements
                                ----------------


         Type          Date                                   Description
      Agreement
---------------------------------------------------------------------------------------------------------

1  Commission        01/01/96  Agreement between Smoky Mountain Coal Corporation (Sales Agent)
                               and Great Western Coal, Inc. (Producer) setting a commission of 1%
                               of the sales price for all coal shipped to the Tennessee Valley Authority on Contract No. 90P-20-T4.  Contract was acquired by New Horizons
                               Holding, Inc. in a stock transaction with Great Western Resources, Inc.
                               on August 15, 1995.  Agreement transferred to Addington Enterprises,
                               Inc. pursuant to Assignment and Assumption Agreement dated May 5,
                               1998.

2  Railroad Track    01/07/80  Agreement between South Mississippi Electric Power Association, Inc.
                               (SMEPA) and Bow Valley Coal Resources, Inc., as subsequently assigned or conveyed.  Agreement allows Crockett Collieries, Inc. to use railroad track owned by SMEPA for loading coal from its operation.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.

3  Railroad Track    01/08/80  Agreement between L&N Railroad (CSX Property Services) and
                               Crockett Collieries (Kentucky), Inc., successor to Bow Valley Coal
                               Resources, Inc., for use of rail at its loading operations.  Written copy of Contract can not be found, but annual invoice from CSX Property
                               Services (for $150.00/yr.) refers to the 01/08/80 Agreement.
                               Agreement transferred to Addington Enterprises, Inc. pursuant to
                               Assignment and Assumption Agreement dated May 5, 1998.

4  Water Analysis    02/14/96  Agreement between Crockett Collieries (Kentucky), Inc., et al and
                               Technical Water Laboratories, Inc., as amended by a Letter Agreement between the parties dated 05/30/96.  Agreement covers handling of all water samples, analysis, and reporting of data required by DSMRE.
                               Agreement transferred to Addington Enterprises, Inc. pursuant to
                               Assignment and Assumption Agreement dated May 5, 1998.

5  Electrical        03/30/93  Agreement between Kentucky Utilities and Crockett Collieries
   Usage                       (Kentucky), Inc. for electricity usage at the Preparation Plant complex, including the Unit train loadout, coal crushing plant, coal wash plant, offices, etc.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.



         Type          Date                                   Description
      Agreement
---------------------------------------------------------------------------------------------------------


6  Electrical        04/11/94  Agreement between Kentucky Utilities and Crockett Collieries
   Usage                       (Kentucky), Inc. for electricity usage at the major electrical substation at Redbird, providing power to individual mines and other field operations.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.

7 Asset Purchase               Asset Purchase Agreement between Addington Enterprises, Inc., Great Western Coal
                               (Kentucky) Inc., d/b/a Crockett Collieries (Kentucky) Inc., Harley Land Company,
                               New Horizons Holding, Inc., and Yukon Coal Company dated May 5, 1998.


                                  SCHEDULE 2.3

                          Allocation of Purchase Price
                          ----------------------------


Asset Description                          Amount
-------------------------------------  --------------

TVA Contract                            $  150,000.00
Real Property Interests---Owned             40,000.00
Real Property Interests--Leased            100,000.00
Preparation Plant                          250,000.00
Buildings and Structures                    50,000.00
Vehicles                                    25,000.00
Machinery & Equipment                    3,135,000.00
                                        -------------

               Total Purchase Price     $3,750,000.00
                                        -------------

                                    ANNEX A
                                    -------

                                Other Agreements
                                ----------------



         Type          Date                                   Description
      Agreement
---------------------------------------------------------------------------------------------------------

1  Commission        01/01/96  Agreement between Smoky Mountain Coal Corporation (Sales Agent)
                               and Great Western Coal, Inc. (Producer) setting a commission of 1%
                               of the sales price for all coal shipped to the Tennessee Valley Authority on Contract No. 90P-20-T4.  Contract was acquired by New Horizons
                               Holding, Inc. in a stock transaction with Great Western Resources, Inc.
                               on August 15, 1995.  Agreement transferred to Addington Enterprises,
                               Inc. pursuant to Assignment and Assumption Agreement dated May 5,
                               1998.

2  Railroad Track    01/07/80  Agreement between South Mississippi Electric Power Association, Inc.
                               (SMEPA) and Bow Valley Coal Resources, Inc., as subsequently assigned or conveyed.  Agreement allows Crockett Collieries, Inc. to use railroad track owned by SMEPA for loading coal from its operation.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.

3  Railroad Track    01/08/80  Agreement between L&N Railroad (CSX Property Services) and
                               Crockett Collieries (Kentucky), Inc., successor to Bow Valley Coal
                               Resources, Inc., for use of rail at its loading operations.  Written copy of Contract can not be found, but annual invoice from CSX Property
                               Services (for $150.00/yr.) refers to the 01/08/80 Agreement.
                               Agreement transferred to Addington Enterprises, Inc. pursuant to
                               Assignment and Assumption Agreement dated May 5, 1998.

4  Water Analysis    02/14/96  Agreement between Crockett Collieries (Kentucky), Inc., et al and
                               Technical Water Laboratories, Inc., as amended by a Letter Agreement between the parties dated 05/30/96.  Agreement covers handling of all water samples, analysis, and reporting of data required by DSMRE.
                               Agreement transferred to Addington Enterprises, Inc. pursuant to
                               Assignment and Assumption Agreement dated May 5, 1998.

5  Electrical        03/30/93  Agreement between Kentucky Utilities and Crockett Collieries
   Usage                       (Kentucky), Inc. for electricity usage at the Preparation Plant complex, including the Unit train loadout, coal crushing plant, coal wash plant, offices, etc.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.



         Type          Date                                   Description
      Agreement
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

6  Electrical        04/11/94  Agreement between Kentucky Utilities and Crockett Collieries
   Usage                       (Kentucky), Inc. for electricity usage at the major electrical substation at Redbird, providing power to individual mines and other field operations.  Agreement transferred to Addington Enterprises, Inc.
                               pursuant to Assignment and Assumption Agreement dated May 5, 1998.

                             Coal Sales Agreements
                             ---------------------



        Type       Date                                  Description
     Agreement
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

 1    Contract   10/16/89  Coal Term Contract No. 90P-20-T4 by and between Tennessee Valley
                           Authority (TVA) and Tom Coal Company, dated October 16, 1989.
                           Contract was assigned to Great Western Coal, Inc. on February 1, 1992, and subsequently acquired by New Horizons Holding, Inc. in a stock transaction with Great Western Resources, Inc. on August 15, 1995.
                           A renegotiation of the Contract was carried out and executed with TVA on January 26, 1996.  Contract was transferred to Addington
                           Enterprises, Inc. pursuant to Assignment and Assumption Agreement dated May 5, 1998.
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